400 Collins Road NE
Cedar Rapids, Iowa 52498

Rockwell Collins announces Greg Churchill to retire; Colin Mahoney to lead International and Service Solutions

CEDAR RAPIDS, Iowa (February 22, 2013) - Rockwell Collins today announced that Greg Churchill, executive vice president, International and Service Solutions, will retire at the end of March after more than 30 years of service with the company. Colin Mahoney will succeed Churchill as senior vice president, International and Service Solutions, effective immediately.

Churchill, 55, was named to his current role in February, 2010. He previously served as executive vice president and chief operating officer, Government Systems; vice president and general manager, Business and Regional Systems; and vice president of Business Development, Government Systems.

“Greg has had a long record of accomplishment and made enduring contributions to Rockwell Collins throughout his distinguished career,” said Clay Jones, Rockwell Collins Chairman and CEO. “His last assignment may prove to be the most impactful as he provided outstanding leadership to position us for long-term success as a more globally focused company. “

Mahoney, 47, joined Rockwell Collins in 1987. A native of the United Kingdom, he previously served as vice president of Sales, Marketing, and Support in Commercial Systems, and has held numerous leadership and business development positions in the U.S., as well as in Europe and Asia. Mahoney will report to Rockwell Collins President Kelly Ortberg.

“Colin's global perspective, along with his proven leadership and business development experience, will be a valuable addition to our company's leadership team and help us continue to expand our business in increasingly competitive global markets,” said Ortberg.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by 19,000 employees, and a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

# # #
Media Contact:
Pam Tvrdy-Cleary
319.491.0951 mobile
319.295.0591 office
pjtvrdy@rockwellcollins.com
Follow us on Twitter: @RockwellCollins